Exhibit 10.12
June      , 2011
Rainbow Media Holdings LLC
11 Penn Plaza
New York, New York 10021
Re: Aircraft Management Agreement
Gentlemen:
     This Aircraft Management Agreement will confirm our understanding and agreement regarding the provision of aircraft management services by CSC Transport, Inc. (“CSC”) to Rainbow Media Holdings LLC (“Client”) with respect to the Cessna 501 aircraft, s/n 501-0038, N501JG (the “Aircraft”). CSC acknowledges and agrees that Client leases the Aircraft from New York Aircam Corp. (“Aircam”) pursuant to a Non-Exclusive Aircraft Dry Lease Agreement dated the date hereof (the “Lease”). The management services to be provided by CSC to Client hereunder shall be furnished only in connection with and in support of Client’s operation of the Aircraft exclusively for business purposes of Client or its parent company or subsidiaries under its operational control during Lease Periods (as defined in the Lease).
          1. Management Services. CSC has agreed to provide management services to Aircam and Patrick F. Dolan in support of their operation of the Aircraft upon the terms and subject to the conditions set forth in an Aircraft Management Agreement dated as of July 8, 2010 (the “Aircam Agreement”). CSC hereby agrees to provide the aircraft scheduling services set forth in Section 5.1 of the Aircam Agreement to Client in the same manner and to the same extent as though Client were the “Client” thereunder, and to perform for Client the regulatory and record-keeping functions which CSC is required to perform for Aircam under the Non-Exclusive Aircraft Dry Lease Agreement between Aircam and CSC.
          2. Term. The term of this Agreement (the “Term”) shall commence on the effective date of the contemplated “spin-off” of AMC Networks Inc., the parent company of Client, as a separate public company (and shall not become effective if such spin-off does not occur in 2011). Unless sooner terminated in accordance with the provisions hereof, the Term shall be coterminous with the term of the Aircam Agreement, as such term may be extended from time to time. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time for any reason or for no reason upon 30 days’ prior written notice to the other party.
          3. Expenses. Client’s obligation to pay any expenses with respect to the Aircraft is strictly limited to the management fee referred to below and the following operating expenses relating to its use of the Aircraft under the Lease and this Agreement: (a) fuel, oil, lubricants and other additives; (b) travel expenses of crew, including food, lodging and ground transportation; (c) hangar and tie-down costs away from the

Aircraft’s base of operation; (d) additional insurance obtained for the specific flight at the request of Client; (e) landing fees, airport taxes and similar assessments; (f) customs, foreign permit and similar fees directly related to the flight; (g) in-flight food and beverages; (h) passenger ground transportation; (i) flight planning and weather contract services; and (j) flight crew to the extent provided by independent contractors rather than by CSC. CSC shall pay all such operating expenses and invoice them to Client monthly. Client shall pay such invoices promptly after receipt.
          4. Management Fee. The management fee shall be $100 per month for each month during the Term, and shall be paid by Client promptly after receipt of an invoice from CSC.
          5. Insurance. CSC shall, at no expense to Client, cause Client and its parent, subsidiaries and affiliates and their respective officers, directors, partners, employees, shareholders, managers and members to be included as additional insureds on all insurance policies maintained by CSC with respect to the Aircraft and the performance or failure to perform the aircraft management services set forth in Paragraph 1 above. From time to time during the Term, CSC shall, upon the request of Client, cause its insurer to provide Client with certificates of insurance or other evidence reasonably satisfactory to Client that the insurance coverage required to be furnished by CSC hereunder is in effect.
          6. Cross Indemnities. The provisions of Section 9.5 and 9.6 of the Aircam Agreement are incorporated herein by this reference, but shall be applied only to CSC’s performance or failure to perform the aircraft management services set forth in Paragraph 1 above and the use by Client of the Aircraft under the Lease and this Agreement.
          7. Addresses for Notices.

To Client:	To CSC:

Rainbow Media Holdings LLC	CSC Transport, Inc.
11 Penn Plaza	8000 Republic Airport, Hangar 5
New York, New York 10001	Farmingdale, New York 11735
Attention: Sean Sullivan, CCO	Attention: Philip Prosseda
Telephone: (646) 393-8135	Telephone: (516) 803-5910
Fax: (646) 273-7392	Fax: (516) 694-6923
E-mail: ssullivan1@rainbow-media.com	E-mail: pprossed@cablevision.com

and	and

Rainbow Media Holdings LLC	Cablevision Systems Corporation
11 Penn Plaza	1111 Stewart Avenue
New York, New York 10001	Bethpage, New York 11714
Attn: Jamie Gallagher, EVP and GC	Attn: David Ellen, General Counsel
Telephone: (646) 273-3606	Telephone: (516) 803-2300
Fax: (646) 273-3789	Fax: (516) 803-2575
E-mail: jgallagher@rainbow-media.com	E-mail: dellen@cablevision.com

          8. No Partnership or Joint Venture. Nothing contained in this Agreement will in any way create any partnership or joint venture relationship between CSC and Client or be construed as evidence of the intention of the parties to constitute such.
          Please acknowledge your agreement to the foregoing terms and conditions by executing a counterpart copy of this agreement and returning it to us at your earliest convenience.

Sincerely yours, CSC TRANSPORT, INC.

By:

Name:
Title:
Date:

ACKNOWLEDGED AND AGREED: RAINBOW MEDIA HOLDINGS LLC

By:

Name:
Title:
Date: